Exhibit 99.1

Landec Corporation Reports Fiscal Year 2009 and Fourth Quarter Results

Generated $9.4 million of Operating Cash and Achieved Record Cash Balance of $66 million

MENLO PARK, Calif.--(BUSINESS WIRE)--July 28, 2009--Landec Corporation (Nasdaq:LNDC), today reported results for fiscal year 2009 and the fourth quarter of fiscal year 2009. Revenues for fiscal year 2009 decreased 1.1% to $235.9 million compared to revenues of $238.5 million for the same period a year ago. Net income for fiscal year 2009 decreased to $7.7 million or $0.29 per diluted share compared to net income of $13.5 million or $0.50 per diluted share for the same period last year. For the fourth quarter of fiscal year 2009, revenues were $52.2 million versus revenues of $57.3 million in the year ago quarter. The Company reported net income for the fourth quarter of fiscal year 2009 of $1.9 million or $0.07 per diluted share compared to net income of $3.4 million or $0.13 per diluted share in the fourth quarter of the prior year. The Company ended the year with a record $66.0 million in cash and marketable securities with no debt and generated $9.4 million in cash flow from operations during fiscal year 2009.

“For fiscal year 2009, we generated net income and positive cash flow from operations, during a very rough economic environment,” stated Gary Steele, Chairman and CEO of Landec. “Since November 2008, we have felt the impact from the slumping U.S. economy and the decline in consumer spending. However, during the fourth quarter, relative to the third quarter, we improved our gross profit, operating income, and net income as well as our gross margin and operating margin. In addition, our fresh-cut vegetable business continues to gain market share and outperform the overall industry category. According to syndicated market data, the overall industry unit volume sales in the fresh-cut vegetable category declined 8% for both the three and twelve month periods ended May 31, 2009. Landec’s unit volume sales in the fresh-cut vegetable category for the same three and twelve month periods declined 2% and 1%, respectively, compared to the same periods last year. We believe that the fresh-cut vegetable category will begin to return to positive growth sometime in late fiscal year 2010 or early fiscal year 2011 as the economy begins to turn around and consumers return to buying fresh, nutritious and conveniently packaged produce products.”

For fiscal year 2009, the decrease in overall revenues of $2.6 million compared to the same period last year was due to a $2.2 million or 1.3% decrease in revenues from Apio’s value-added vegetable business and from a $769,000 decrease in revenues from Apio Packaging primarily due to the expected contractual decrease in the minimums paid by Chiquita. These decreases were partially offset by a $318,000 increase in revenues from our Technology Licensing business primarily due to the expected contractual increase in minimums paid by Air Products during fiscal year 2009.

For fiscal year 2009, Landec’s net income decreased to $7.7 million from $13.5 million in the same period last year due to several factors. Items decreasing net income included: (1) a $3.6 million decrease in gross profit in Apio’s value-added vegetable business primarily due to decreased revenues and from increased raw material costs for produce and packaging, (2) an increase in income tax expenses of $2.3 million due to an increase in Landec’s effective tax rate to 42% for fiscal year 2009 from 20% in fiscal year 2008, (3) a $913,000 or 41% decrease in interest income due to the Company’s decision to invest only in FDIC-insured certificates of deposit, U.S. government backed instruments and AA or better rated municipal bonds, all of which have yields that are considerably lower than those the Company realized from its investments in the same period last year, and (4) an $879,000 decrease in gross profit from Apio Packaging primarily due to the decrease in minimums paid by Chiquita. These decreases in net income were partially offset by (1) a $1.4 million decrease in operating costs primarily due to lower selling and marketing expenses at Apio and lower general and administrative expenses at Corporate, (2) a $318,000 increase in gross profit from our Technology Licensing business primarily due to an increase in minimums paid by Air Products during fiscal year 2009, and (3) a $208,000 or 6% increase in gross profit for Apio’s commodity trading business.

The $5.1 million decrease in revenues for the fourth quarter of fiscal year 2009 was primarily due to (1) an $874,000 or 2.1% decrease in revenues from Apio’s value-added vegetable business due to the continuing decline in the fresh-cut vegetable category during the fourth quarter, (2) a $621,000 decrease in revenues from Apio Packaging primarily due to the decrease in minimums paid by Chiquita, and (3) a $4.0 million decrease in revenues from Apio’s commodity trading business due to a decrease in trading sales volumes. These decreases were partially offset by a $422,000 increase in revenues from our Technology Licensing business primarily due to an increase in minimums paid by Air Products during the fourth quarter of fiscal year 2009.

For the fourth quarter of fiscal year 2009, Landec’s net income decreased to $1.9 million from $3.4 million in the same period last year due to several factors. Items decreasing net income included: (1) a $315,000 decrease in gross profit in Apio’s value-added vegetable business primarily resulting from lower revenues and higher costs for produce, (2) a $670,000 decrease in gross profit from Apio Packaging primarily due to a decrease in minimums paid by Chiquita, and (3) a $2.1 million increase in income tax expenses. These decreases in net income were partially offset by a $1.3 million decrease in operating costs primarily due to lower selling and marketing expenses at Apio and lower general and administrative expenses at Corporate and by a $422,000 increase in gross profit from the Technology Licensing business primarily due to an increase in minimums paid by Air Products during the fourth quarter of fiscal year 2009.

Landec Fourth Quarter 2009 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, July 29, 2009 during which senior management of Landec will present an overview of results for the fourth quarter and fiscal year 2009. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally, investors can listen to the call by dialing (866) 282-2720 or (703) 639-1265 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, August 5, 2009 by calling (888) 266-2081 or (703) 925-2533, code #1376482.

Landec designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer® polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. Forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These potential risks are listed in the Company’s Form 10-K for the fiscal year ended May 25, 2008 and the Form 10-Q for the fiscal quarter ended March 1, 2009 (See Item 1A: Risk Factors). As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

--Tables and Q&A to Follow--

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	May 31, 2009	May 25, 2008
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$65,957	$59,039
Accounts receivable, net	15,903	19,871
Inventories, net	5,829	7,329
Notes and advances receivable	186	501
Deferred taxes	2,161	2,180
Prepaid expenses and other current assets	666	1,746
Total Current Assets	90,702	90,666

Property and equipment, net	22,743	21,306
Intangible assets, net	35,589	35,582
Other assets	3,832	3,035
Total Assets	$152,866	$150,589

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$12,097	$19,079
Income taxes payable	107	185
Accrued compensation	1,112	2,197
Other accrued liabilities	1,805	2,930
Deferred revenue	3,430	3,613
Total Current Liabilities	18,551	28,004

Deferred revenue	3,000	5,000
Deferred taxes	4,119	1,569
Minority interest	1,790	1,550

Shareholders' Equity
Common stock	26	26
Additional paid-in capital	116,158	112,948
Retained earnings	9,222	1,492
Total Shareholders' Equity	125,406	114,466
Total Liabilities and Shareholders’ Equity	$152,866	$150,589

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	May 31,	May 25,	May 31,	May 25,
	2009	2008	2009	2008
Revenues:
Product sales	$49,034	$54,569	$224,404	$227,550
Services revenues	1,059	919	4,145	3,640
License fees	1,350	1,380	6,000	6,231
Research, development, and royalty revenues	793	432	1,389	1,106
Total revenues	52,236	57,300	235,938	238,527

Cost of revenue:
Cost of product sales	42,412	46,899	198,369	197,288
Cost of services revenues	815	750	3,289	3,011
Total cost of revenue	43,227	47,649	201,658	200,299

Gross profit	9,009	9,651	34,280	38,228

Operating costs and expenses:
Research and development	1,018	840	3,665	3,251
Selling, general and administrative	4,740	6,193	18,017	19,801
Total operating costs and expenses	5,758	7,033	21,682	23,052
Operating income	3,251	2,618	12,598	15,176

Interest income	274	304	1,306	2,219
Interest expense	(2)	(4)	(8)	(22)
Other expense	(149)	(90)	(555)	(477)
Net income before taxes	3,374	2,828	13,341	16,896
Income tax (expense)/benefit	(1,521)	546	(5,611)	(3,354)
Net income	$1,853	$3,374	$7,730	$13,542

Diluted net income per share	$0.07	$0.13	$0.29	$0.50

Shares used in diluted per share computations	26,579	26,827	26,751	26,935

LANDEC CORPORATION
FISCAL YEAR ENDED MAY 31, 2009
QUESTIONS AND ANSWERS

1. What are the Company’s expectations for fiscal year 2010?

We are currently projecting that both revenues and net income will be flat to slightly higher in fiscal year 2010 compared to fiscal year 2009 based on the following:

a) Over the next twelve months we expect that the recession will continue, with higher unemployment and weak consumer confidence.

b) We expect the fresh-cut vegetable category to continue to experience negative growth during the first half of fiscal year 2010 compared to the first half of fiscal year 2009 and slowly turn positive in the second half of fiscal year 2010 and we plan for our domestic buy/sell trading revenues to be approximately $4.0 million lower in fiscal year 2010.

c) We do plan on an increase in market share that will more than offset the impact from a poor economy and from a slow-to-no category growth.

d) Approximately $1.8 million of revenues and pre-tax net income realized from contractual agreements in fiscal year 2009 will not be recurring in fiscal year 2010. The $1.8 million is comprised of $600,000 of license fees from Air Products which were completed during the third quarter of fiscal year 2009 and a combined $1.2 million expected reduction in contractual minimum payments from Chiquita and Air Products in fiscal year 2010.

e) We expect increased produce costs for a full twelve months in fiscal year 2010 compared to only a five month period during fiscal year 2009.

f) We expect an approximate 20% increase in R&D and business development expenses in order to accelerate the identification of new products and new licensing deals.

g) We are currently projecting that pre-tax yields on our cash investments will average 1.5% to 2.0% during fiscal year 2010 given the current investment environment.

h) We expect an approximate 10% decrease in S,G&A primarily due to decreases in audit, tax and legal fees at Corporate.

Due to the strong results during the first quarter of fiscal year 2009 and the fact that the slumping U.S. economy did not start impacting the Company until November 2008, we expect that revenues and net income during the first half of fiscal year 2010 will be lower than the first half of fiscal year 2009 and that revenues and net income during the second half of fiscal year 2010 will be higher than the second half of fiscal year 2009.

2. What is the projected cash flow from operations and the projected capital expenditures during fiscal year 2010?

Cash flow from operations is projected to be flat to slightly higher in fiscal year 2010 compared to fiscal year 2009. Capital expenditures are projected to increase by 30% to 40% in fiscal year 2010 compared to fiscal year 2009 due to (1) a 40,000 square foot expansion of Apio’s value-added fresh-cut vegetable processing plant to meet projected increases in market share, and (2) investments in equipment and productivity enhancing initiatives.

3. What are the growth opportunities and challenges Landec will likely face in fiscal year 2010?

Landec’s growth opportunities

a) Increase Apio’s value-added revenues from customer expansion and new product introductions while managing gross margin pressures.

b) Increase the sale of our BreatheWay® packaging by (i) continuing to work closely with Chiquita on bananas, avocados and mangos, and (ii) commercializing new uses of Apio’s BreatheWay packaging technology with Chiquita and other partners such as Breakthrough Solutions LLC in South America.

c) Continue to work closely with Air Products to expand the use of our Intelimer® polymer technology in the personal care and thermoset catalyst fields.

d) Advance our Intellicoat® seed coating technology program with Monsanto in its recently formed Seed Treatment business by conducting additional field trials.

e) Continue to explore further licensing and partnering collaborative agreements for our Intelimer polymer technology.

f) Continue to advance our collaboration with Monsanto’s Seminis Vegetable Seed business with the goal of identifying initial product targets, performing additional field trials and planning for the initial commercial launch beginning in mid-fiscal year 2011.

Landec’s challenges and risks

a) Raw material costs for produce are expected to be higher in fiscal year 2010 compared to fiscal year 2009 primarily due to increased land costs associated with farming in California, which means we need to selectively increase prices where we can and continue to improve operating efficiencies in order to minimize the impact on gross margins.

b) Continued market share growth in our value-added vegetable business is challenging as we are the market share leader. In addition, the fresh-cut vegetable category has experienced monthly year over year declines since November 2008 which makes growing revenues more difficult, particularly in the vegetable tray line which has been impacted more than the bag line as consumers tend to view tray purchases as more discretionary purchases during a slow economy.

c) Planned contractual minimums with Chiquita will decrease from $2.2 million in fiscal year 2009 to $1.5 million in fiscal year 2010. To exceed minimums in fiscal year 2010, the Chiquita-To-Go banana program for food service and Quick Serve Restaurants (“QSR”) customers would need to rapidly expand and the avocado program for retail and food service would need to begin taking market share. We do not foresee a restart of retail consumer trials for bananas during our fiscal year 2010. In addition, the contractual minimums with Air Products will decrease from $1.0 million in fiscal year 2009 to $500,000 in fiscal year 2010, commensurate with the contractual decrease in our R&D support to Air Products. For planning purposes and to be conservative given the current worldwide economy, we are forecasting that only minimums will be realized from both partners during fiscal year 2010.

4. What will be the focus of the new V.P. of Business Development over the next 18 months?

Our new V.P. of Business Development and Global Marketing, Molly Hemmeter, will be focused on the following areas:

a) Working with the Corporate R&D team to identify new commercial product opportunities for Landec’s Intelimer polymer technology outside of food applications.

b) Identifying and closing new licensing collaborations with new and/or existing partners.

c) Working closely with our outside M&A advisor to identify acquisition targets.

Our goal is to complete at least one new licensing collaboration and make one or more acquisitions and/or investments in other companies within the next 12-18 months.

5. What are Landec’s corporate priorities for the next couple of years?

We have five priorities: (1) continue to generate operating cash flow, (2) extend the commercialization of our BreatheWay packaging programs in bananas, avocados, mangos and new applications, (3) provide strong technology support to our licensing corporate partners in launching new products, (4) seek synergistic acquisition opportunities that use our technology or expand our technology base, and (5) expand our Intelimer polymer materials R&D activities in order to develop new business opportunities.

In order to successfully advance our priorities, our plan through fiscal years 2010 and 2011 includes the following initiatives:

a) Continue to generate income and positive cash flow

b) Maintain a strong balance sheet

c) Evaluate synergistic and accretive acquisition opportunities that utilize or complement our technology

d) Complete new licensing partnerships

e) Expand the sales of our packaging technology with Chiquita and others

f) Expand the seed coating field trials with Monsanto

g) Start at least one new initiative in a promising area of materials science outside of our food technology business

6. What are the longer-term revenue growth prospects for Apio’s food business?

We have concerns about the current U.S. economy and rising consumer expenditures for non-food items. We believe these trends could impact the growth of the fresh-cut vegetable category in the short term. However, even with the economic pressures, we believe that in the long term we have a 10% per year growth opportunity in our fresh-cut vegetable business by capturing new customers and expanding our BreatheWay technology to new markets and application areas.

Our longer-term growth plans for our food technology business include four major initiatives:

a) Develop and launch new, innovatively designed products such as those we are developing in our vegetable salad line.

b) Expand the use of our BreatheWay technology internationally, such as the agreement we have with Breakthrough Solutions LLC for the use of our packaging technology in South America.

c) Access unique produce with traits that bring discernible differentiation in nutrition, taste, color, aroma and/or texture. We will do this through our exclusive licensing arrangement for value-added, fresh-cut broccoli and cauliflower with Monsanto Seminis, the world’s largest vegetable seed trait developer and supplier. Field trials are underway.

d) Look for synergistic acquisition partners that can benefit from our BreatheWay technology and channels of distribution, as well as from our expertise in post harvest physiology, sourcing, and processing.

In summary, we have a plan in place for continuing to profitably grow our specialty packaged fresh-cut value-added business.

7. How is the Chiquita collaboration progressing?

Our programs with Chiquita are progressing on three fronts and delayed on one front:

a) In the Chiquita-To-Go program, Chiquita bananas in our packaging are being sold to coffee chains, convenience stores and mini-mart gas stations. Chiquita is a major supplier of bananas to Starbucks throughout the United States for both its Vivanno™ banana smoothie program and the individual sale of bananas. In addition, the Chiquita-To-Go program has been launched in three European countries with plans to expand into two more European countries by the end of calendar year 2009. Even in this challenging economic environment, the Chiquita-To-Go program is progressing in both the U.S. and Europe.

b) In the QSR arena, McDonald’s has conducted regional market tests for products with bananas using Chiquita® bananas delivered in our BreatheWay packaging. We have also been informed that the Chiquita bananas delivered in our BreatheWay packaging have met the technical requirements for the delivery to the test trial sites. We do not know the specifics of McDonald’s plans, if any, concerning bananas.

c) In the avocado program with Chiquita, Chiquita is selectively selling avocados packaged in our customized BreatheWay packaging technology to food service customers and retail grocery chains and the program continues to go well.

d) Retail grocery store advanced trials for bananas have been put on hold indefinitely and until such time as consumers are prepared to purchase innovative packaged bananas with longer shelf life that are sold as a premium priced product.

8. What is happening in the Monsanto licensing program?

During 2008 Monsanto formed a new business called the Seed Treatment Business which allows Monsanto to develop its seed treatments internally rather than purchasing its seed treatments from third parties. The concept of seed treatments is to place an insecticide or fungicide directly onto the seed surface in order to protect the seed and the seedling as it emerges. Our belief continues to be that Landec’s Intellicoat seed coating technology can be a proprietary part of Monsanto’s commitment to building a major position in seed treatments worldwide by using Landec’s seed coatings as a “carrier” of insecticides/fungicides which can be dispensed at the appropriate time, based on either changes in soil temperature or time. We continue to be positive about this program. In fiscal year 2009, we focused on validating the use of Landec’s coating technology for these applications, including the start of field trials by Monsanto which are on track for calendar year 2009.

9. What is happening with Air Products?

The progress was slow in the first two years while Air Products was building its personal care team, but momentum is now building as new product applications and formulations are emerging from the laboratory. Landec and Air Products are focused on two areas -- personal care and thermoset catalysts. Air Products has recently accelerated its sales and marketing efforts, particularly in the area of personal care, which should lead to new customers and new product introductions in fiscal year 2010.

10. What is happening with Aesthetic Sciences?

Aesthetic Sciences is making good progress on the technology front and has recently received an approval from the FDA and the European Union to make and sell its Smartfil™ Injection System in the U.S and Europe. The management of Aesthetic Sciences is currently looking to sell the rights to its Smartfil Injection System in exchange for upfront funds, future milestone payments and future royalties. The polymer development work using Landec’s Intelimer polymers has been put on hold while management of Aesthetic Sciences focuses on the sale of the Smartfil Injection System.

11. What are your expectations for the Seminis collaboration? How will the recently announced Dole and Seminis collaboration impact your collaboration with Seminis?

As part of the agreement, Apio and Seminis will work together to identify and develop unique varieties of broccoli and cauliflower for the North American market for use in Apio’s proprietary value-added packaged bags and trays for retail grocery chains, club stores and the foodservice industry. The companies will focus on developing and commercializing broccoli and cauliflower varieties that possess unique, desirable consumer traits such as improved nutrition, flavor, color, texture, taste, and/or aroma to improve the value of these vegetable offerings in Apio’s products.

Seminis will apply its expertise to develop unique genetics for broccoli and cauliflower using proven techniques that improve the speed and accuracy for the identification and selection of new and beneficial traits. For its part, Apio will apply its expertise in sourcing, manufacturing, packaging and marketing of vegetable products to provide definition and guidance of market needs, packaging solutions and commercialization strategies for these novel consumer trait products. All products that reach commercialization will be packaged using Apio’s proprietary Intelimer BreatheWay packaging. We believe this collaboration further supports our position in the marketplace as the technology and innovation leader in fresh-cut vegetable products.

The Dole collaboration with Seminis is outside of our exclusive license for value-added broccoli and cauliflower. The Dole license agreement with Seminis is focused on commodity products such as whole broccoli and whole cauliflower that is not value-added packaged.

12. What is Landec doing in research outside of its partnership collaborations and what are the future growth drivers in the Technology Licensing business?

We are strongly committed to supporting our existing licensing partners, such as Air Products and Monsanto and we are working on several areas to broaden applications for our Intelimer polymer technology. We continue to develop controlled release technology for an array of active ingredients, including, pharmaceutical drug delivery and agrichemicals that control pests and germination. We also continue to expand our coating technology and we are developing new applications that use our temperature activated and time activated switches.

13. How do the pre-tax results by line of business for the three and twelve months ended May 31, 2009 compare with the same periods last year?

The results are as follows (unaudited and in thousands):
	Three months	Three months	Twelve months	Twelve months
Revenues:	ended 5/31/09	ended 5/25/08	ended 5/31/09	ended 5/25/08
Apio Value Added(a)	$41,396	$42,270	$165,648	$167,817
Apio Packaging (b)	553	1,174	2,608	3,377
Technology Subtotal	41,949	43,444	168,256	171,194
Apio Trading (c)	8,144	12,135	60,445	60,414
Total Apio	50,093	55,579	228,701	231,608
Tech. Licensing (d)	2,143	1,721	7,237	6,919
Total Revenues	52,236	57,300	235,938	238,527

Gross Profit:
Apio Value Added	5,734	6,049	21,020	24,615
Apio Packaging	459	1,129	2,366	3,245
Technology Subtotal	6,193	7,178	23,386	27,860
Apio Trading	673	752	3,657	3,449
Total Apio	6,866	7,930	27,043	31,309
Tech. Licensing	2,143	1,721	7,237	6,919
Total Gross Profit	9,009	9,651	34,280	38,228

R&D:
Apio	342	343	1,321	1,251
Tech. Licensing	676	497	2,344	2,000
Total R&D	1,018	840	3,665	3,251

S,G&A:
Apio	3,288	3,408	12,709	13,831
Corporate	1,452	2,785	5,308	5,970
Total S,G&A	4,740	6,193	18,017	19,801

Other (e):
Apio	(116)	19	(178)	23
Corporate	239	191	921	1,697
Total Other	123	210	743	1,720

Net Income (Loss) Before Taxes:
Apio	3,120	4,198	12,835	16,250
Tech. Licensing	1,467	1,224	4,893	4,919
Corporate	(1,213)	(2,594)	(4,387)	(4,273)
Net Income Before Taxes	$3,374	$2,828	$13,341	$16,896

a) Apio’s value-added business includes revenues and gross profit from Apio Cooling LP.

b) Apio Packaging includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.

c) Apio’s trading business includes its commission-based commodity export business and its commission-based domestic commodity buy/sell business.

d) Included in Tech. Licensing are the Intellicoat license fees from Monsanto.

e) Included in Other are net interest income and non-operating income/(expense).

CONTACT:
Landec Corporation
Gregory S. Skinner, 650-261-3677
Vice President Finance and CFO
or
EAS & Associates
Liz Saghi, 805-967-0161